Exhibit 99.1

NEWS RELEASE

FOR RELEASE

Wednesday, March 25, 2009

Contact:    Warren H. Haruki, Chairman, 808-877-3861

Maui Land & Pineapple Company, Inc. Announces Executive Hire

KAHULUI, HAWAI`I — Maui Land & Pineapple Company, Inc. (NYSE:MLP) today announced that John P. Durkin has been appointed as Chief Financial Officer, effective April 15, 2009.

Durkin has extensive experience in corporate finance, integration, restructuring, and managing across diverse cultures.  He most recently served as Managing Director at Nikko Citi Holdings Co. Ltd in Tokyo, Japan and was formerly the Chief Financial Officer of Nikko Cordial Financial Group.  He has held similar positions with firms such as Vodafone Asia Pacific, Nike Japan, and Ajinomoto General Foods.

“John brings a wealth of finance expertise and relevant skills to MLP at a critical stage in our business,” said Warren H. Haruki, MLP’s Chairman.  “He is highly qualified to assume the responsibilities of our Chief Financial Officer and lead our company’s financial and operational initiatives.”

Mr. Durkin is a graduate of the Anderson School of Management at the University of New Mexico and was honorably discharged from the U.S. Navy with the rank of Lieutenant.  He assumes the position previously held by Robert I. Webber, who was appointed MLP President and CEO, effective January 1, 2009.

Mr. Durkin and his wife, Makiko, will reside in West Maui.

About Maui Land & Pineapple Company, Inc.

MLP is a Hawai`i corporation and successor to a business organized in 1909.  Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui Gold ® pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.

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P.O. Box 187 • Kahului, Maui, Hawai‘i 96733-6687 • 808-877-3861

mauiland.com